Exhibit 99.1
For Immediate release:

Contact Warren R. Wilkinson
Republic Airways Holdings
Tel. (317) 484-6042

Republic Airways Holdings Announces Second Quarter 2008 Results

Indianapolis, Indiana, (August 6, 2008) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported operating revenues of $391.4 million for the quarter ended June 30, 2008, a 22.2% increase, compared to $320.3 million for the same period last year.  The Company reported net income of $28.4 million which included a one-time gain of $6.0 million, net of tax, on the settlement of interest rate swap transactions.  Excluding this item, net income was $22.4 million for the quarter compared to $19.0 million reported in the prior year’s second quarter and earnings per diluted share was $0.64, compared to $0.46 for the same period last year.

Second Quarter Highlights
Excluding reimbursement for fuel expense, which is a pass-through cost to our partners, regional airline service revenues increased 20.2% for the second quarter of 2008.  This increase was primarily as a result of a 22.3% increase in available seat miles (ASMs) to 3.4 billion ASMs, up from 2.8 billion ASMs and a 16.4% increase in block hours.  These increases reflect the addition of 26 aircraft that were placed into service since June 30, 2007.

Total operating expenses for the second quarter of 2008, including interest expense but excluding fuel charges (which are reimbursable by the Company’s major partners), of $257.2 million, increased approximately 20.4% from $213.7 million for the same quarter of 2007.  Operating cost per ASM (CASM), including interest expense but excluding fuel, decreased to 7.51¢ for the second quarter of 2008, from 7.63¢ for the same quarter of 2007.

During the quarter the Company took delivery of five new 86-seat E175 regional jets which were placed into fixed-fee service for US Airways.   The Company entered into fixed rate debt financing arrangements for these aircraft.  The Company also removed four 37-seat E135 aircraft from its Delta operations and sold two of these aircraft and returned one aircraft to the lessor during the quarter.  The fourth aircraft was returned to the lessor in July 2008.  At June 30, 2008, the Company’s fleet consisted of 228 regional jet aircraft.

In March 2008, in anticipation of financing the purchase of regional jet aircraft on firm order with the manufacturer, the Company entered into interest rate swap agreements with notional amounts totaling $420 million and a weighted average interest rate of 4.3%.  During the quarter ended March 31, 2008, the Company recorded a pre-tax non-operating loss of $3.9 million related to these agreements.   All of the swap agreements were settled on April 22, 2008 at a cash gain of $5.8 million.  The Company recorded a non-operating gain of $9.7 million, pre-tax in the 2nd quarter of 2008 as a result of the settlement.

On April 11, 2008, Frontier Airlines Holdings, Inc. ("Frontier") and its subsidiary Frontier Airlines, Inc. filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.  The Company operated 12 E170 aircraft under a code-share agreement with Frontier and planned to deliver an additional five E170 aircraft between August and December 2008.  The Company and Frontier agreed to an orderly wind-down of the 12 aircraft in operation between April and June 2008, with the last aircraft being removed on June 23, 2008.  The Company intends to file a damage claim arising out of Frontier’s rejection of its agreement.  The ultimate amount of the Company’s claim will be determined in the future by the Bankruptcy Court.  At this time the Company cannot estimate the recovery value, if any, of the ultimate allowable claim.

Also during the quarter, the Company repurchased approximately 1.9 million shares of its common stock for total consideration of approximately $33.2 million.

Recent Developments
On July 3, 2008, the Company received notice from United Air Lines, Inc. (“United”), that United was exercising its right to early terminate the United Express Agreement that provides for the Company to operate seven 50-seat E145 aircraft.  The termination will be effective December 31, 2009.  The agreement to operate 38 E170 aircraft is unaffected by United's termination letter.  There is no early termination provision in the E170 agreement.

On July 29, 2008, the Company announced that it and Delta Air Lines had reached agreement to remove the final eleven 37-seat E135 aircraft from service effective September 30, 2008. The aircraft were originally scheduled to be removed between November 2008 and April 2009.  All eleven of the E135 aircraft being removed are under agreement to be sold between October 2008 and April 2009 at a specified price.

On August 4, 2008, the Company agreed to participate with two other creditors in providing a debtor-in-possession (DIP) firm financing commitment of $30 million to Frontier, subject to customary closing conditions. The Company’s portion of this commitment is $12.5 million and is expected to be funded on August 8, 2008.  Any additional funding is at the sole discretion of the lenders.

Balance Sheet Information
At June 30, 2008 the Company had $145.9 million in cash and cash equivalents compared to $164.0 million as of December 31, 2007.  The Company’s long-term debt increased to $2.07 billion as of June 30, 2008, compared to $1.91 billion at December 31, 2007. All of the Company’s long-term debt is at fixed interest rates and is secured by the aircraft.  The Company also has significant long-term operating lease obligations.  At a 7% discount factor, the present value of these lease obligations was approximately $725 million as of June 30, 2008.

Corporate Information
Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,275 flights daily to 114 cities in 34 states, Canada, Mexico and Jamaica through airline services agreements with five U.S. airlines. All of the airlines' flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express and US Airways Express. The airlines currently employ approximately 4,700 aviation professionals and operate 228 regional jet aircraft.

The Company will conduct a telephone briefing to discuss its second quarter results tomorrow, August 7th, at 10:30 a.m. EDT. For those wishing to participate please call 888-680-0865 and for international calls please dial 617-213-4853, the password is 14140781.  A live Webcast of this briefing will also be available online at www.rjet.com - investor relations.

Additional Information
In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.

REPUBLIC AIRWAYS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and Shares in Thousands, Except per Share Amounts)
(Unaudited)

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
OPERATING REVENUES
Regional airline services	$387,015	$316,485	22.3%	$746,560	$600,887	24.2%
Other	4,357	3,828	13.8%	8,695	9,869	-11.9%
Total operating revenues	391,372	320,313	22.2%	755,255	610,756	23.7%

OPERATING EXPENSES
Wages and benefits	65,365	54,756	19.4%	128,729	105,498	22.0%
Aircraft fuel	100,584	78,184	28.7%	182,361	145,133	25.7%
Landing fees	15,915	13,184	20.7%	29,745	25,236	17.9%
Aircraft and engine rent	33,936	30,297	12.0%	67,897	57,331	18.4%
Maintenance and repair	40,620	32,480	25.1%	79,093	59,486	33.0%
Insurance and taxes	6,240	4,603	35.6%	12,040	8,649	39.2%
Depreciation and amortization	32,590	26,158	24.6%	63,483	50,668	25.3%
Other	30,361	26,105	16.3%	60,334	49,380	22.2%
Total operating expenses	325,611	265,767	22.5%	623,681	501,381	24.4%
OPERATING INCOME	65,761	54,546	20.6%	131,574	109,375	20.3%

OTHER INCOME (EXPENSE)
Interest expense	(32,175)	(26,128)	23.1%	(62,810)	(51,532)	21.9%
Other income	12,624	3,136	NM	9,889	5,922	67.0%
Total other income (expense)	(19,551)	(22,992)	-15.0%	(52,921)	(45,610)	16.0%

INCOME BEFORE INCOME TAXES	46,210	31,554	46.4%	78,653	63,765	23.3%

INCOME TAX EXPENSE	17,779	12,513	42.1%	30,071	25,444	18.2%

NET INCOME	28,431	19,041	49.3%	48,582	38,321	26.8%
PER SHARE, BASIC	$0.82	$0.46	78.3%	$1.37	$0.91	50.5%
PER SHARE, DILUTED	$0.81	$0.46	76.1%	$1.36	$0.89	52.8%
Weighted Average Common Shares
Basic	34,855	41,319	-15.6%	35,546	41,969	-15.3%
Diluted	34,978	41,707	-16.1%	35,697	43,034	-17.0%

Unaudited Operating Highlights

Operating Highlights	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Regional airline services revenue, excluding fuel (000)	$286,431	$238,301	20.2%	$564,199	$455,754	23.8%
Passengers carried	5,092,277	4,134,981	23.2%	9,534,014	7,385,277	29.1%
Revenue passenger miles (000)	2,640,386	2,193,603	20.4%	4,937,097	3,904,301	26.5%
Available seat miles (000)	3,426,922	2,801,158	22.3%	6,667,244	5,253,942	26.9%
Passenger load factor	77.0%	78.3%	-1.3 pts	74.1%	74.3%	-0.2 pts
Cost per available seat mile, including interest expense (cents)	10.44	10.42	-0.2%	10.30	10.52	-2.1%
Fuel cost per available seat mile (cents)	2.93	2.79	5.0%	2.75	2.76	-0.4%
Cost per available seat mile, including interest and excluding fuel expense (cents)	7.51	7.63	-1.6%	7.56	7.76	-2.6%
Operating Aircraft at period end:
37-50 seat regional jets	115	117	-1.7%	115	117	-1.7%
70+ seat regional jets	113	87	29.9%	113	87	29.9%
Block hours	193,091	165,878	16.4%	381,915	315,618	21.0%
Departures	109,191	93,266	17.1%	214,196	176,364	21.5%
Average daily utilization of each aircraft (hours)	10.4	10.3	1.0%	10.3	10.3	0.0%
Average length of aircraft flight (miles)	513	522	-1.7%	514	521	-1.3%